Exhibit 4.19

Exclusive Consulting and Services Agreement

This Exclusive Consulting and Services Agreement (hereinafter referred to as "this Agreement") is entered into by and among the following parties in Beijing, the People's Republic of China (hereinafter referred to as "the PRC") on _April 30____, 2022:

Party A: Qiyuan Education Technology (Tianjin) Co., Ltd.

Party B: Zhudou Investment (Beijing) Co, Ltd.

Party B's Subsidiaries: the companies or other entities invested in and controlled by Party B as listed in Annex I and to be updated from time to time as set out in this Agreement (including but not limited to the companies or other entities in which Party B directly or indirectly owns over 50% of the investment interests)

and

Party C: the natural persons as listed in Annex II, who, altogether, make up the full list of Party B's existing shareholders with their respective capital contributions and shares in Party B's registered capital shown in Annex II.

(Party A, Party B and Party's Subsidiaries and Party C shall each be referred to as a "Party" and collectively referred to as the "Parties").

WHEREAS,

A.Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC and has necessary resources for technical consultation and services;

B.Party B is a limited liability company duly incorporated and validly existing under the laws of the PRC and holds 100% investment rights of Party B's Subsidiaries as listed in Annex I;

C.Party C is a Party B's shareholder and collectively owns 100% of Party B's equity; and

D.Party A agrees to provide, by utilizing its advantages in technology, personnel and information, Party B and Party B's Subsidiaries with exclusive services of technical and business support, corporate management consultation, intellectual property right licensing, etc. in accordance with the needs of Party B and Party B's Subsidiaries. All the Parties agree to accept such corporation.

NOW, THEREFORE, the Parties, after friendly negotiation, hereby agree as follows:

1.Service Providing

1.1In accordance with the terms and conditions agreed hereunder, Party B and Party B's Subsidiaries hereby appoint Party A as the exclusive consultation and service provider for Party B and Party B's Subsidiaries within the term agreed herein, to provide Party B and Party B's Subsidiaries with comprehensive technical and business support, corporate management consultation, intellectual property right licensing and other services as set out in Annex III hereto. All parties understand that the actual services provided by Party A will be subject to Party A's approved scope of business. Where Party B and Party B's Subsidiaries require Party A to provide services beyond Party A's approved scope of business, Party A shall apply for expansion of its business scope to the maximum extent permitted by the law and to provide the required services exclusively after obtaining approval of such expansion of scope of business.

Party B and Party B's Subsidiaries shall, based on their actual business needs, determine the content of service within the scope of Annex III hereto together with Party A or the entity/entities designated by Party A.

1.2Party B and Party B's Subsidiaries hereby irrevocably agree to accept the consultation and services provided by Party A pursuant hereto, and agree that Party A's consultation and services shall be sole and exclusive. Party B, Party B's Subsidiaries and Party C further agree not to accept, directly or indirectly during the term hereof, any of the same or comparable consultation and service provided by any third party, nor to establish any comparable business cooperation with any third party on the matters covered herein, unless with Party A's prior written consent. Party B and Party B's Subsidiaries agree not to enter into any other agreement or arrangement in conflict herewith or to the prejudice of Party A's rights and interests hereunder without Party A's written consent.

1.3Notwithstanding other provisions hereof, Party A shall be entitled to designate any third party to provide any or all of the services covered herein, or to perform any of Party A's obligations hereunder and to collect service fees hereunder. Party B, Party B's Subsidiaries and Party C hereby agree that Party A shall be entitled to transfer its rights and obligations hereunder to any third party.

For the purpose of Party A's or its designated third party's providing any or all of the services hereunder to Party B and Party B's Subsidiaries, Party B, Party B's Subsidiaries and Party C shall provide Party A or any third party delegated by Party A with all necessary assistance and facilities.

1.4Party B hereby grants to Party A an irrevocable and exclusive preemptive right by which Party A may, to the extent permitted by the laws and regulations of the PRC,  purchase by itself or appoint one or more person(s) (such person(s) must be a direct or indirect shareholder(s) of Party A when exercising such preemptive right) at its sole discretion to purchase from Party B the whole or any part of its assets at the minimum price as permitted under the laws and regulations of the PRC. The relevant parties shall enter into a separate asset transfer contract to agree on the terms and conditions of such asset transfer.

2. Price of Service and Payment

2.1Party A shall negotiate a fair price and an appropriate payment method for each service content and service recipient based on the income of Party B and each of Party B's Subsidiaries that receive such service (hereinafter referred to as "the Service Recipient"). See Annex III for details of the calculation and payment of service fees.

2.2Where the mechanism for determining the service prices agreed herein is considered inapplicable by Party A for any reason and thus needs adjustments, the Service Recipient shall actively negotiate with Party A in good faith within ten (10) working days after the date of Party A's written request for service fee adjustment so as to determine a new service fee standard or mechanism. the Service Recipient's failure to respond within ten (10) working days shall be deemed as consent to such request for adjustment in the service fees.

2.3Each Party hereto shall bear its own taxes and fees payable under the law for the execution and performance hereof.

3.Intellectual Property Right

3.1Party A shall exclusively have all intellectual property rights arising out of the performance hereof (including but not limited to copyright, computer software, copyright, patent right and patent application right, technical secret, trade secret and others). Unless otherwise licensed by Party A, Party B or Party B's Subsidiaries shall not enjoy any rights other than those agreed herein. Party B and Party B's Subsidiaries shall take all necessary measures to facilitate Party A or Party A's relevant party/parties in obtaining or maintaining such intellectual property rights.

3.2However, where such development is carried out by Party A on the basis of Party B’s or Party B's Subsidiaries’ intellectual property rights, Party B shall ensure that such intellectual property rights are free from any flaw; otherwise, Party B and Party B’s corresponding Subsidiary/Subsidiaries shall be liable for any damage or loss occurred to Party A. In the event that Party A, due to the said reasons, takes the responsibility of compensating any third party, Party A shall, after such compensation is made, be entitled to recourse against Party B and/or Party B’s corresponding Subsidiary/Subsidiaries for any and all damages and losses suffered therefrom.

3.3The Parties hereto agree that this Article 3 shall keep legally effective regardless of any change, cancellation or termination hereof.

4.Party A's Control and Management of Party B or Party B's Subsidiaries

To the extent permitted by the laws and regulations of the PRC, Party C and Party B exclusively authorize Party A or a representative/representatives appointed by Party A to exercise the right of controlling and managing Party B or Party B's Subsidiaries, including but not limited to:

4.1Putting forward suggestions or requirements on day-to-day operation, financial management and personnel employment to Party B or Party B's Subsidiaries, which shall be strictly performed or complied with by Party B or Party B's Subsidiaries.

4.2To the extent permitted by the laws of the PRC, Party B or Party B's Subsidiaries shall appoint the persons recommended by Party A as directors and senior executives of the company; unless with Party A's prior written consent or for any statutory reason, Party B or Party B's Subsidiaries shall not refuse appointing such persons recommended by Party A for any reason.

4.3Without Party A's prior written consent, Party B or Party B's Subsidiaries shall not engage in contracting, leasing, merger, demerger, affiliating, shareholding system reforming or other arrangement that changes the mode of operation and ownership structure, or any disposal of all or part of Party B’s or Party B's Subsidiaries’ assets or interests by way of assigning, transferring, converting asset into shares or others if any

4.4Without Party A’s prior written consent, Party B or Party B's Subsidiaries shall not engage in any transaction and activity that may materially affect their assets, obligations, rights or operations, including but not limited to:

(1)carrying out any activities other than in the ordinary course of business of the company or operate the business of the company in a manner inconsistent with or unusual to its practice;

(2)altering or removing any director of the company or dismiss any senior management of the company;

(3)borrowing any loans from or incur any indebtedness to any third party;

(4)selling to or acquiring from or otherwise dispose with any third party of any assets or rights (other than those necessary for the day-to-day business operations), including but not limited to any intellectual property rights;

(5)entering into any major contracts (other than those necessary for the day-to-day business operations);

(6)granting to any third parties security, other than the reason of Party B’s and Party B's Subsidiaries’ debts, including the security over its assets or intellectual property rights;

(7)modifying the articles of association or changing the company's business scope;

(8)changing the ordinary course of business of the company or modifying any significant bylaws of the company;

(9)making significant adjustments to its business model, marketing strategy, operating policy or customer relationship;

(10)distributing bonus and stock dividend in any form;

(11)liquidizing the company and distributing the remaining assets; and

(12)assigning its rights or obligations hereunder to any third party.

4.5Party A shall be entitled to review and examine the bookkeeping of Party B and Party B's Subsidiaries on a regular basis and at any time. Party B and Party B's Subsidiaries shall keep the books in a timely and accurate manner, and provide Party A with their books upon Party A's request. Within the term hereof and subject to applicable laws, Party B and Party B's Subsidiaries agree to cooperate with Party A and Party A's shareholders (both direct and indirect) in conducting audits (including but not limited to audits of related-party transactions and other types of audits), provide Party A, Party A's shareholders and/or their appointed auditors with information and materials associated with the operation, business, customers, finance and personnel of Party B and Party B's Subsidiaries, and grant consent to the disclosure of such information and materials by Party A's shareholders for the purpose of satisfying the regulatory requirements on securities in the place of listing.

4.6Party B, Party B's Subsidiaries and Party C hereby agree to pledge all of their accounts receivable and/or all other assets they legally own and may dispose of, upon Party A's written request and in a manner permitted by law at the time, as a guarantee for their performance of the payment obligations of the service fees set forth in Article 2.1 hereunder.

4.7Party B, Party B's Subsidiaries and Party C hereby agree that Party B and Party B's Subsidiaries will, within the term hereof, maintain the full business licenses required for their business operations as well as the full rights and qualifications to operate their current business in the PRC.

4.8Party B, Party B's Subsidiaries and Party C hereby agree to provide, upon Party A's request, any document related to Party B and Party B's Subsidiaries (including but not limited to loan agreements, guarantee agreements, business licenses and others).

4.9Without Party A’s prior written consent, Party C shall not directly or indirectly engage in, participate in or conduct any business or activity that competes or may constitute competition with Party B’s and Party B's Subsidiaries’ business, acquire or hold any business that competes or may constitute competition with Party B’s and Party B's Subsidiaries’ business, or derive any benefit from any business that competes or may constitute competition with Party B and Party B's Subsidiaries.

4.10In the event of liquidation or dissolution of Party B or Party B’s Subsidiaries for any reason, Party C, Party B and Party B's Subsidiaries shall, to the extent permitted by the laws of the PRC, appoint a liquidation team comprised of persons recommended by Party A to manage Party B’s or Party B's Subsidiaries’ property. Party C and Party B acknowledge that in the event of liquidation or dissolution of Party B or Party B's Subsidiaries, Party C and Party B shall transfer to Party A unconditionally and without compensation all the remaining property received by each of them in the liquidation of Party B or Party B's Subsidiaries in accordance with the laws and regulations of the PRC, regardless whether the foregoing provision agreed in this Article is executed or not.

4.11Party C hereby agrees to issue to Party A a separate Power of Attorney on the date hereof in content and form satisfactory to Party A, and to fully, properly and completely perform the provisions of such Power of Attorney, including but not limited to unconditionally and irrevocably authorizing Party A or the person appointed by Party A

(hereinafter referred to as “the Trustee”) to act as an agent and exercise its shareholder’s rights in Party B and Party B’s Subsidiaries on behalf of Party C with full power and authority at the Trustee’s own will.

4.12Party B and Party C confirm that they have a full and clear understanding of Party B’ and Party B's Subsidiaries’ obligations hereunder upon entering into this Agreement, and that each of Party C shall voluntarily pledge its aggregate 100% equity interests in Party B to Party A for the performance of all Party B’ and Party B’s Subsidiaries’ obligations  hereunder. Each Party will enter into a separate agreement on the equity pledge matter. In addition, upon Party A’s request, Party B shall voluntarily pledge 100% of the equity interests it holds in its Subsidiaries to Party A as additional security for the performance of all Party B’ and Party B's Subsidiaries’ obligations hereunder.

5.Term

5.1This Agreement is signed and becomes effective on the date indicated at the beginning of this document.

5.2Unless terminated earlier by mutual agreement of the Parties, this Agreement shall remain in force and effect during the operating period of Party A, Party B and Party B's Subsidiaries.

5.3During the term hereof, Party A may terminate this Agreement at any time with thirty (30) days prior notice in writing to Party B and Party C.

5.4During the term hereof, Party B, Party B's Subsidiaries or Party C shall not terminate this Agreement in advance for any reason.

6.Confidentiality

6.1All provisions hereof and this Agreement itself will be confidential information, and no Party shall disclose any of them to any third party with the exception of senior officers, directors, employees, agents and professional advisors in connection with the Project. Where the Parties are required to disclose any of the information about this document to the government, the public or shareholders or to submit this document to appropriate authorities for filing, registration or publicly review in accordance with applicable jurisdiction (including but limited to U.S. law, stock exchange listing rules and guidelines, or regulatory requirements of securities regulators), it will be deemed an exception.

6.2This provision shall keep legally effective regardless of any change, cancellation or termination hereof.

7.Liability for Breach of Contract

7.1In the event that a Party fails to perform any of its obligations hereunder, or that any of such Party's representation or warranty hereunder is essentially untrue or inaccurate, such Party shall be deemed as in breach hereof and shall indemnify the other Parties for all of their losses damages and losses and and pay liquidated damages to them in accordance with this Agreement or as otherwise agreed by the parties concerned.

7.2Where the Service Recipient fails to pay the Service Fee and other fees as agreed herein, the Service Recipient shall pay to Party A a separate liquidated damages of five percent (5%) per day for the amount in default.

8.Force Majeure

Where a force majeure event affects the performance of the Agreement, the Party experiencing the force majeure shall immediately notify the other Parties via telegram, facsimile or other electronic means, and provide written proof of the force majeure within fifteen (15) business days. Depending on the extent of the impact on the performance hereof, the Parties shall decide through consultation whether to cancel this Agreement, or to partially exempt the performance hereof, or to delay the performance hereof.

9.Change of Parties

9.1Addition of Party B's Subsidiaries. If, at any time after the effective date hereof, any additional Party B's subsidiary is added, Party B and Party C shall cause such additional Party B's subsidiary to enter into a letter of assumption of rights and obligations in the form and content of Annex IV hereto and any other legal instrument permitted or required by the laws of the PRC so that the additional Party B's subsidiary can be brought into this Agreement and assume all the obligations and rights hereunder to be assumed and enjoyed by all Party B's Subsidiaries. From the date of execution of the letter of assumption of rights and obligations and any other legal instruments permitted or required by the laws of the PRC (if involved), such additional Party B's subsidiary shall be deemed to be a party to this Agreement. All the other Parties hereby agree to and fully accept the above arrangement.

9.2The rights and obligations hereunder shall be legally binding on any assignee or successors of the rights and obligations of any Party hereto (whether such assignment of rights and obligations result from acquisition, reorganization, succession, transfer or otherwise). Party C pledges and undertakes that in the event of Party C's death, incapacity, divorce, bankruptcy or other circumstances that may affect its holding of Party B's equity (if applicable), (a) all Party C's rights and obligations hereunder shall be inherited by its successor; (b) unless with Party A's prior consent, this Agreement shall have an effectiveness higher than any will, divorce agreement, debt agreement or other legal document of any kind entered into by Party C at any time.

10.Bylaws

10.1 The laws of the People's Republic of China shall apply hereto. All disputes arising in the course of the performance hereof shall be settled in a friendly manner by the Parties. Should such negotiation fail, the dispute shall be submitted to China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration in accordance with its arbitration rules then in force. The arbitration shall be held in Beijing in Chinese language. The arbitration award shall be final. Except for the portion being submitted to arbitration, the remainder hereof shall continue to be effective.

10.2This Agreement is made in Chinese, in multiple originals, each having the same legal effect.

10.3 All the Parties acknowledge that this Agreement shall be enforceable to the extent permitted by the law. Where any provision hereof or any part of a provision hereof is held to be illegal, invalid or unenforceable by any competent authority or court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the other provisions hereof or other parts of such provision, which shall remain in full force and effect. The Parties shall make their best efforts to modify such illegal, invalid or unenforceable provision to achieve the purpose of the original provision.

10.4This Agreement and its annexes hereto will be the entire agreement with respect to the transactions hereunder and shall supersede any and all prior communications, undertakings, memoranda or any other discussions, oral or written, with respect to the matters covered by this Agreement.

10.5Any amendment or supplement hereto must be in writing and will only be effective after being signed by all the Parties hereto.

[End of text]

[No text below. Signature page of the Exclusive Consultation and Service Agreement. ]

Party A:

Qiyuan Education Technology (Tianjin) Co., Ltd.  (Company chop)

Authorized representative: __/s/ Mengting Liu_________________________________

Party B:

Zhudou Investment (Beijing) Co, Ltd.  (Company chop)

Authorized representative: __/s/ Yin Xiao__________________________________

[No text below. Signature page of the Exclusive Consultation and Service Agreement. ]

Party B's Subsidiary:

Beijing Aizhudou Investment (Beijing) Co, Ltd.  (Company chop)

Authorized representative: ____/s/ Weijuan Cai ________________________________

[No text below. Signature page of the Exclusive Consultation and Service Agreement. ]

Party B's Subsidiary:

Beijing Ailuo Education Technology Co, Ltd.  (Company chop)

Authorized representative: ______/s/ Weijuan Cai ___________________________

[No text below. Signature page of the Exclusive Consultation and Service Agreement. ]

Party B's Subsidiary:

Beijing Qiantian Youpin E-Commerce Co., Ltd.  (Company chop)

Authorized representative: ________/s/ Weijuan Cai _____________________________

[No text below. Signature page of the Exclusive Consultation and Service Agreement. ]

Party B's Subsidiary:

Kuaileshuo (Beijing) Education Technology Co., Ltd.  (Company chop)

Authorized representative: ______/s/ Weijuan Cai _______________________________

[No text below. Signature page of the Exclusive Consultation and Service Agreement. ]

Party C (Signature):

/s/ Ying Xiao

/s/ Yun Gu